Exhibit 99.1

ADVAXIS ANNOUNCES $11.4 MILLION IN FINANCIAL COMMITMENTS

Princeton, NJ – October 31, 2012 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced today that it has secured $10 million in equity financing from Magna Group, LLC through its flagship Equity Enhancement Program, with an additional $1.4 million in financial commitments from a combination of sources as detailed below.

“This financing comes at an excellent time. At the recent SITC 2012 Annual Meeting we presented an update to the preliminary data from our ongoing Phase 2 trial in patients with recurrent/refractory cervical cancer in India. We continue to see patients who are experiencing complete responses, partial responses, and stable disease with ADXS-HPV,” commented Thomas Moore, Chairman and CEO of Advaxis. “In addition, it is particularly gratifying to see the Company’s scientific founder, a board member, and a senior employee decide to invest.”

Joshua Sason, CEO of Magna Group notes, “We approach our financial partnership with Advaxis with great excitement and optimism. We are pleased to have made a long-term commitment to support Advaxis's on-going clinical progress.”

Highlights of the financing are below. A summary of the transactions will be included in the Company's current report on Form 8-K to be filed with the Securities and Exchange Commission.

•	A commitment via the Equity Enhancement Program to purchase up to $10 million of Common Stock by Hanover Holdings I, LLC, an affiliate of Magna Group. The purchase price will generally be 90% of the market as defined in the Agreement. In consideration for Hanover’s commitment, the Company has issued them 3,500,000 shares of Common Stock. Hanover Holdings I, LLC also funded $265,000 in two private placements during September and October, 2012.

•	The assumption of $740,600 of outstanding Convertible Notes, owned by third parties, by Magna Group. The Company will deliver Convertible Notes to Magna Group in the same aggregate principal amount paid by Magna Group. As part of the $740,600 assumption, the Company delivered a new Convertible Note in the aggregate principal amount of approximately $400,100 to Magna Group. The Convertible Notes bear interest at 6% and are convertible into shares of Common Stock at a conversion price of 73% of the market as defined in the Agreement.

•	The purchase of $375,000 of Convertible Notes by private investors and institutional investors. The private investors include Dr. Yvonne Paterson, the scientific founder of the Company, Dr. James Patton, MD, a director of the Company, and Christine French, the Company’s executive director of medical affairs.

•	On October 17, 2012 warrants to purchase approximately 15.9 million shares of Common Stock containing full anti dilution protection expired unexercised.

“The combination of the $10 million Equity Enhancement Program, debt assumption and funding short term capital needs matches the Company’s current requirements and improves our balance sheet,” commented Mark Rosenblum, Chief Financial Officer of Advaxis.

About Magna Group

Magna Group is a leading alternative investment firm that makes innovative structured investments and provides financial partnership to its portfolio companies; public and private, domestic and international. With a focus on the small and lower-middle markets, Magna Group has completed successful transactions into over 150 public and private entities since inception in 2009. As a financial partner, Magna Group prioritizes relationship and works closely with portfolio companies to develop customized equity, debt and hybrid investment solutions.

Please visit www.magnagroupcapital.com for more information.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete antigen/adjuvant fusion protein(s) designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

In April 2012, Advaxis’s lead construct, ADXS-HPV, was selected as the Best Therapeutic Vaccine (approved or in development) at the 5th Annual Vaccine Industry Excellence (ViE) Awards by the vaccine industry and the journal Expert Reviews of Vaccines. The ViE awards, sponsored by Novartis Vaccines and Diagnostics, were created to recognize the accomplishments and contributions of companies and individuals in the vaccine industry over the previous 12 months. Additional information is available at the World Vaccine Congress website.

ADXS-HPV is being evaluated in four clinical trials that are open for enrollment for HPV-associated diseases: CIN 2/3 (US study, Clinical Trials.gov Identifier NCT01116245), locally advanced cervical cancer (GOG/NCI US study, Clinical Trials.gov Identifier NCT01266460), recurrent/refractory cervical cancer (India), and head & neck cancer (University of Liverpool/CRUK UK study, Clinical Trials.gov Identifier NCT0CT01598792). Over 15 distinct constructs are in various stages of development, developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: www.advaxis.com.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements as to the anticipated timing of clinical studies and other business developments, statements as to the development of new constructs, expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures, expectations as to market opportunities, our ability to take advantage of those opportunities, and the risk factors set forth from time to time in Advaxis's SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2011, which is available at www.sec.gov. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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